Exhibit 99.1

Contact:
Richard Fish
Chief Financial Officer
720-479-3538
rfish@wideopenwest.com

WOW! REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014

ENGLEWOOD, CO — (November 10, 2014) - WOW! Internet, Cable & Phone (WOW!), a leading, fully-integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today reported financial and operating results for the third quarter ended September 30, 2014.

Financial & Operating Highlights (1)

For the third quarter ended September 30, 2014, WOW! reported total Revenue of $323.2 million and Adjusted EBITDA of $109.9 million, representing a sequential increase of $3.4 million (or 1.1%) and a decrease of $1.5 million (or 1.4%), respectively, over the second quarter ended June 30, 2014; and representing an increase of $25.8 million (or 8.7%) and decrease of $2.4 million (or 2.2%), respectively, over the third quarter ended September 30, 2013. WOW! reported a net decrease in total customers of 51,800 and a net decrease in total RGUs of 127,400 over June 30, 2014, primarily due to the sale of the South Dakota Systems as described below.

On September 30, 2014, WOW! and Clarity Telecom (“Clarity”) consummated an agreement (the “Asset Purchase Agreement”) under which Clarity acquired WOW’s! Rapid City and Sioux Falls, South Dakota systems (the “South Dakota Systems”), including approximately 53,000 total customers and 110,000 total RGUs, for gross proceeds of approximately $262 million in cash, subject to certain adjustments set forth in the Asset Purchase Agreement.  As a result of the sale, WOW! recorded a gain totaling $52.6 million and subscriber counts as of September 30, 2014 do not include the South Dakota Systems due to the sale.

Conference Call

WOW! will host a conference call on Wednesday, November 12, 2014 at 3:00 p.m. EST to discuss the operating and financial results contained in this press release.  Conference call information is as follows:

Call Date:	Wednesday, November 12, 2014	Call Time: 3:00 p.m. EST
Dial In:	(877) 541-5069	Intn’l Dial In: (443) 842-7607
Conf. ID:	26361765

A recording of the conference call will be available approximately two hours after the completion of the call until December 13, 2014.  Dial in # for this replay is (855) 859-2056. Additionally, a copy of the transcript will be available approximately forty-eight hours after the call, at www.wowway.com.

(1)         Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles.  For a definition of Adjusted EBITDA, information about management’s reasons for providing data with respect to this measurement and the limitations associated with its use and a quantitative reconciliation of Adjusted EBITDA to net income (loss), see “Definitions of Non-GAAP Financial and Operating Metrics”, “Unaudited Reconciliations of Non-GAAP Measures to GAAP Measures” and the accompanying tables in this release.

The following provides a summary of our statements of operations as filed with the U.S. Securities and Exchange Commission (“SEC”) for the three months ended September 30, 2014 and 2013, respectively:

WideOpenWest Finance, LLC

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions)

	Three months ended
	September 30,
	2014	2013
Revenue:
Residential subscription	$263.7	$251.6
Commercial subscription	24.7	23.3
Total subscription	288.4	274.9
Other commercial services	6.6	3.0
Other	28.2	19.5
	323.2	297.4
Costs and expenses:
Operating (excluding depreciation & amortization)	188.8	164.3
Selling, general and administrative	33.4	30.7
Depreciation and amortization	64.0	63.0
Management fee to related party	0.4	0.4
	286.6	258.4
Income from operations	36.6	39.0
Other income (expense):
Interest expense	(60.0)	(58.8)
Gain on asset sale	52.6	—
Realized and unrealized gain on derivative instruments, net	1.3	0.9
Other (expense) income, net	2.4	0.1

Loss before provision for income taxes	32.9	(18.8)
Income tax expense	(1.2)	—

Net loss	$31.7	$(18.8)

The unaudited condensed consolidated statements of operations above and the information in this press release should be read in conjunction with our Form 10-Q for the quarter ended September 30, 2014 as filed with the SEC on November 10, 2014 and our Form 10-K Annual Report for the year ended December 31, 2013 as filed with the SEC on March 17, 2014.  For ease of use, references in this press release to “WOW! Internet, Cable & Phone” or “WOW!” mean WideOpenWest Finance, LLC and its consolidated subsidiaries.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV, and phone serving communities in the U.S.  Our operating philosophy is to deliver an employee and customer experience that lives up to its name.  WOW! is privately owned and controlled by Avista Capital Partners.  For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements reflect management’s current views with respect to future events and financial performance.  The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.  Actual results may differ materially from those expected because of various risks and uncertainties.  You should review our filings with the SEC, including the section titled “Risk Factors” contained in our Form 10-K Annual Report filed with the SEC on March 17, 2014 and our Form 10-Q for the quarter ended September 30, 2014 as filed with the SEC on November 10, 2014.

Definitions of Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this press release including Adjusted EBITDA.  We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance.  We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.  We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures.  We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors.  We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), gains (losses) realized and unrealized on derivative instruments, management fees to related party, the write-up or write-off/disposal of any asset, debt modification expenses, loss on extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including equity based compensation expense) and certain other income and expenses, as further defined in our credit facilities.  Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and our use of the term Adjusted EBITDA varies from others in our industry.  Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows, or as measures of liquidity.

Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.  For example, Adjusted EBITDA:

•                  excludes certain tax payments that may represent a reduction in cash available to us;

•                  does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                  does not reflect changes in, or cash requirements for, our working capital needs; and

•                  does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

See “Unaudited Reconciliations of Non-GAAP Measures to GAAP Measures” below and the accompanying tables for reconciliations of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP financial measure.

In addition, we use the following operating metrics in this release:

•                  Homes Passed — We report homes passed as the number of residential units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database excluding those we believe are covered by exclusive arrangements with other providers of competing services.

•                  Total Customers - Because we deliver multiple services to our customers, we report the total number of customers as those who receive at least one of our video (“Video”), high-speed data (“HSD”), or telephony (“Telephony”) services, without regard to which or how many of those services they subscribe.  We report Video subscribers as the number of basic cable subscribers and do not include customers who only subscribe to HSD or Telephony services in this total.  The combined total of Video, HSD, and Telephony subscribers is referred to as Revenue Generating Units (“RGUs”).

Subscriber information for acquired entities is preliminary and is subject to adjustment until we have completed our review of such information, and determined that it is presented in accordance with our policies.

As of the end of each of the following respective quarters, the Company’s operating metrics were as follows:

				% Change		% Change
				2Q-14		3Q-14
	4Q-13	1Q-14	2Q-14	vs. 1Q-14	3Q-14	vs. 2Q-14
Homes Passed	2,995,000	2,997,000	3,114,000	3.90%	2,978,000	(4.37)%
Total Customers	841,100	852,900	867,800	1.75%	816,000	(5.97)%
HSD Subscribers	740,000	756,700	769,600	1.70%	729,700	(5.18)%
Video Subscribers	694,400	694,300	699,000	0.68%	653,800	(6.47)%
Telephony Subscribers	423,700	418,800	416,200	(0.62)%	373,900	(10.16)%
Total RGUs	1,858,100	1,869,800	1,884,800	0.80%	1,757,400	(6.76)%

Operating metrics in prior periods include amounts for WOW’s South Dakota Systems.  As a result of the sale of the South Dakota Systems on September 30, 2014 as described above, operating metrics for the South Dakota Systems are not included in the table above.  WOW! reported a net decrease in total Customers of 51,800 and a net decrease in total RGUs of 127,400 over June 30, 2014 subscriber counts, primarily due to the sale of the South Dakota Systems including approximately 53,000 total Customers and 110,000 total RGUs.  Refer to Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q as filed with the SEC on November 10, 2014, for further information.

Unaudited Reconciliations of Non-GAAP Measures to GAAP Measures

The following table provides an unaudited reconciliation of our net loss to Adjusted EBITDA for the three months ended September 30, 2014 and 2013, respectively:

WideOpenWest Finance, LLC

Reconciliation of Non-GAAP Measures to GAAP Measures (Unaudited)

($ in millions)

	Three months ended
	Sept. 30,	Sept. 30,
	2014	2013

Net income (loss)	$31.7	$(18.8)
Depreciation and amortization	64.0	63.0
Management fee to related party	0.4	0.4
Interest expense	60.0	58.8
Gain on asset sale	(52.6)	—
Realized and unrealized gain on derivative instruments, net	(1.3)	(0.9)
Non-recurring prof. fees, M&A integration and restructuring expense	8.9	9.9
Other expense (income), net	(2.4)	(0.1)
Income tax expense	1.2	—
Adjusted EBITDA	$109.9	$112.3